MUTUAL TERMINATION, WAIVER AND RELEASE

This Mutual Termination, Waiver and Release (“Release”), dated as of January 22, 2016, is by and between CEP Services Company Inc., a Delaware corporation (“Company”), and Charles C. Ward (“Executive,” “you” or “your”), an individual resident in the State of Texas.

1. Employment Termination.  Upon mutual agreement of the Company and Executive as of the date hereof, your employment with the Company terminated effective December 31, 2015.  The Company and Executive hereby agree that, effective as of December 31, 2015, your Amended and Restated Employment Agreement, dated as of April 5, 2012 (the “Employment Agreement”), has been terminated and you shall be entitled to no further rights or benefits thereunder, except as specifically set forth in this Release.

2. Severance Benefits.   In consideration of the termination of your employment with the Company and your acceptance and execution of this Release,  you will be entitled to receive the following benefits (collectively the “Severance Benefits”).

a.

A severance payment of $1,363,375.00 (the “Severance Payment”), minus applicable taxes and withholdings, which payment will be paid to you within eight (8) days or as soon as administratively feasible after you sign and return this agreement to the Company provided this agreement is effective upon your receipt of the Severance Payment.

b.

The vesting, effective as of the date of this Release, of any and all outstanding options and other non-vested awards under the Sanchez Production Partners LP Long-Term Incentive Plan held by Executive which were issued prior to December 1, 2015, totaling 25,641 restricted units.  For the avoidance of doubt, the 15,000 restricted units granted on December 1, 2015 shall remain outstanding and the vesting thereof shall be governed by the terms of the Award Agreement Relating to Restricted Units, dated December 1, 2015, between Executive and SPP (as defined below).

c.	All accrued benefits under any and all nonqualified deferred compensation plans will become immediately nonforfeitable.
d.	The right to continued health benefits as set forth in Section 5.3(e) of your Employment Agreement.

3. Release.    In return for the Severance Benefits,  Executive hereby releases and forever discharges the Company,  Sanchez Production Partners LP (“SPP”), Sanchez Production Partners GP LLC (“SPP GP”), SP Holdings LLC, SP Capital Holdings LLC, Sanchez Oil and Gas Corporation and their predecessors, successors, affiliates, subsidiaries, corporate parents, partners, directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively the “Releasees”), from any and all claims which Executive had, now has, or may thereafter claim to have had or discover arising from Executive’s application, hiring, employment, compensation, service to, or termination of employment by the Company or Releasees prior to the date hereof.  These claims include, but are not limited to: (a) any and all claims based upon unpaid wages or other compensation; (b) any and all claims based on violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Older Worker’s Benefit Protection Act, Title 42 U.S.C. § 1981, claims in connection with workers’ compensation or “whistle blower” statutes; the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851, the Sarbanes-Oxley Act of 2002, and the Pregnancy Discrimination Act; (c) any and all claims under Texas statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act, The Texas Pay Day Law, Chapter 451 of the Texas Labor Code, the Texas Worker’s Compensation Act, claims for employment discrimination or harassment, wrongful discharge, or breach of public policy; and (d) any and all claims under state, federal, or common law relating to wrongful discharge, discrimination, harassment, including but not limited to breach of express or implied contract, promissory estoppel, emotional distress, defamation, invasion of privacy rights, fraud, or misrepresentation.  Executive intends this Release to be as broad and comprehensive as possible so that the Releasees shall never be liable, directly or indirectly, to the Executive for any claims, demands, actions, or causes of action of whatsoever nature or character released herein; provided, however, that this release shall not apply to (1) any existing right Executive has to indemnification, contribution, or right to require a defense from the Company or its Affiliates (as defined in the Employment Agreement); (2) any directors and officers and general liability insurance coverage; (3) any rights Executive may have as a unitholder of SPP; and (4) any rights which cannot be waived or released as a matter of law.

By signing this Waiver and Release, Executive acknowledges that he has not filed any complaints, charges, or claims for relief against any of the Releasees with any local, state, or federal court or administrative agency.  It is further understood, acknowledged, and agreed by the Executive that nothing in this Release shall interfere with any of the Executive’s rights to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal or state regulatory or law enforcement agency.  However, the consideration provided to the Executive in accordance with this Waiver and Release shall be the sole relief provided for any claims released herein, and the Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against the Releasees in connection with any such claim, charge, or proceeding without regard to who has brought such claim, charge, or proceeding.

4. Validity of Release.  Should any provision of this Release be declared or determined by a court of competent jurisdiction to be illegal or invalid, the validity or enforceability of the remaining parts, terms, or provisions of this Release will not be affected thereby and shall be enforced as written, and said illegal or invalid part, term, or provision will be deemed not to be a part of this Release.

5. No Reliance.   Executive expressly acknowledges, represents, and warrants that the terms and provisions of this Release herein stated are the only consideration for signing this Release; that no other promise or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Release; and that, in executing this Release, the Executive does not rely and has not relied upon any representations or statements made by the Company with regard to the subject matter, basis, or effect of this Release.

6. Executive Has Read Release. Executive has read this Release, understands its contents, and has signed this Release freely and voluntarily.

7. Governing Law and Venue.  This Release shall be interpreted in accordance with the laws of Texas.  In the event of a dispute concerning this Release, venue shall lie in the appropriate federal or state court in Harris County, Texas.

8. Confidential Information and Conduct.  Executive represents and warrants that he will refrain from making any false, disparaging, or misleading statements to any other person or entity regarding the Company, including, without limitation, any officer, director, or employee of the Company.  Executive further agrees that the terms and conditions of this Release will not be discussed or disclosed in any form by Executive with anyone other than Executive’s attorney, spouse, or financial advisor.  Notwithstanding Section 6.1(a) of the Employment Agreement to the contrary, Executive shall not be required to return any Confidential Information or Work Product (as such terms are defined in the Employment Agreement) to the Company so long as Executive remains employed by a Releasee or one of its Affiliates (as defined in the Employment Agreement).

9. The Age Discrimination In Employment Act.  Executive specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides Executive the right to bring a claim against the Company if Executive believes that he/she has been discriminated against on the basis of age.  Executive understands the rights afforded under this Act and agrees that Executive shall not file any claim or action against the Releasees based on any alleged violation(s) of the Age Discrimination in Employment Act, based on acts, omissions or events occurring on or prior to the execution of this Waiver and Release.  Executive hereby waives any right to assert a claim for relief available under the Age Discrimination in Employment Act, including, but not limited to, back pay, attorneys’ fees, damages, lost benefits, reinstatement, or injunctive relief for any act or omission by the Releasees up through the execution date of this Waiver and Release.

a.

Twenty-One Days to Sign.  Executive understands and agrees that Executive has twenty-one (21) days to review and consider this Waiver and Release.  Executive further acknowledges, understands, and agrees that if Executive executes this Waiver and Release prior to the expiration of the 21-day period, the Executive has voluntarily, knowingly, and willingly waived the right to utilize the entire 21-day period.

b.

Independent Legal Advice.  Executive is hereby advised to consult with an attorney to receive independent legal advice with respect to the ramifications and the advisability of entering into and executing this Waiver and Release.

c.

Revocation.  Executive understands that Executive has the right to revoke this Waiver and Release within seven (7) days after signing it, by delivering a written revocation within seven (7) days after signing this Waiver and Release to Alfredo Gutierrez, Sanchez Oil and Gas Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002.  The revocation should be dated and state: “I hereby revoke my acceptance of our Waiver and Release which I signed.”  Executive understands that this Waiver and

Release shall not become effective or enforceable unless and until Executive timely executes this Waiver and Release and this revocation period has expired.

10. No Deemed Resignation.  Notwithstanding Section 3.5 of the Employment Agreement to the contrary, the termination of Executive’s employment with the Company shall not constitute an automatic resignation of Executive as an officer, manager or director of the Company or any of its Affiliates (as defined in the Employment Agreement) or from the board of directors or similar governing body of any corporation, limited liability company or other entity in which SPP holds an equity interest or with respect to which board or similar governing body Executive serves as SPP’s designee or other representative.  Without limiting the foregoing, the Company and Executive acknowledge and agree that Executive shall remain the Chief Financial Officer and Secretary of the Company and SPP GP.

PLEASE READ CAREFULLY.  THIS WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A WAIVER OF YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS WELL AS OTHER FEDERAL, STATE, AND LOCAL LAWS PROTECTING EMPLOYEE RIGHTS.  IF YOU SIGN THIS WAIVER AND RELEASE, YOU ARE WAIVING ALL OF YOUR RIGHTS TO ASSERT ANY CLAIMS UNDER THESE LAWS.  PLEASE READ THIS WAIVER AND RELEASE CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY REGARDING THE LEGAL EFFECT OF SIGNING THIS WAIVER AND RELEASE.

I acknowledge and agree to the above terms contained in this Mutual Termination, Waiver and Release.

EXECUTIVE:

   /s/ Charles C. Ward__________    /s/ Alfredo Gutierrez                     _

NameWitness

    January 22, 2016                           January 22, 2016                           _

DateDate

Agreed to By:

CEP SERVICES COMPANY INC.

By: __/s/ Gerald F. Willinger               January 22, 2016                         _

Date

Name: __ Gerald F. Willinger____

Its: __Chief Executive Officer